Exhibit 99.1

August 26, 2009

Contact:

Sarah Freeman

212-279-3115 ext. 244

Wise Metals Group LLC Announces

Second Quarter Results

•	Company announces completion of can sheet widening project

•	Gross margin improves by $27.3 million in quarter

•	TMC expands footprint to Mobile, Alabama

•	Shipments increase 43% at Wise Recycling

BALTIMORE, Md. — Company officials announced today that production of wide can sheet coil is underway at its Wise Alloys rolling mill facility in Muscle Shoals, AL.

“This marks the completion of a major step,” commented Mr. Danny Mendelson, chief strategic officer. “This achievement affords great opportunities in a growing global marketplace, previously denied to Wise due to width limitations.”

The expansion now allows Wise Alloys to produce can sheet coil up to 72 inches wide whereas previous capabilities were limited to 63 inches. Approximately one-half of the North American market for can sheet body stock prefers the use of the wider coil. Wise will now have the ability to service 100% of can makers’ needs in the market. A wider can sheet coil enables can makers to achieve greater efficiencies in the process of stamping out can sheet blanks used in the production of aluminum beverage cans.

As reported by the Aluminum Association, “Americans consume over 100 billion aluminum beverage cans on an annual basis.” Through recycling operations such as Wise Recycling, “…Aluminum beverage cans are 100% recyclable into new beverage cans indefinitely.”

Shipments at Wise Recycling increased 43% in the 2009 second quarter versus 2009 first quarter, while Company consolidated shipments, including shipments of recycled metal, totaled 161.7 million pounds for the second quarter of 2009 which increased 8% over first quarter of 2009 shipments of 150.2 million pounds. Overall sales for the quarter increased 2% to $161.6 million compared to the first quarter of 2009.

Gross margin also improved significantly in the quarter by approximately $27.3 million as significant impacts from metal lag which affected first quarter results no longer had major impacts on margins after the complete implementation of the Company’s aluminum price risk management program. Such a program better matches customer and supplier price commitments so as to greatly reduce dependency on third-party derivative “hedge” positions.

After adjustments for metal lag and other items, Adjusted EBITDA with LCM impact for the second quarter of 2009 was ($3.5) million compared to the same ($3.5) million for the first quarter of 2009.

Interest costs for the second quarter of 2009 of $8.9 million reflect an increase of $0.5 million over the first quarter of 2009 reflecting increased working capital needs.

In addition to the ongoing engagement with Reznick Group, Wise has also engaged accounting firm Crowe Horwath, LLP to supplement management’s accounting resources regarding the testing of internal controls. Management plans to utilize these resources as needed throughout 2009 and beyond.

The Company today also noted that TMC (Total Maintenance Center), based in Muscle Shoals, AL, who specializes in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide further expanded its operations by adding on-site capabilities in Mobile, AL to bolster its already strong regional presence and add further enhanced specialty skills.

“We are excited at the opportunities afforded to us in Mobile and look forward to a strong business relationship in the community,” added Mr. Chip Flournoy, TMC President.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Sales	$161,601	$350,003	$319,406	$665,666
Cost of sales	167,172	344,742	352,303	644,617

Gross (deficit) margin	(5,571)	5,261	(32,897)	21,049
Operating expenses:
Selling, general, and administrative	3,070	2,792	5,892	5,711

Operating (loss) income	(8,641)	2,469	(38,789)	15,338
Other expense:
Interest expense and fees	(8,899)	(9,587)	(17,284)	(18,333)
Loss on derivative instruments	(33)	(1,283)	(170)	(13,693)

Net loss	$(17,573)	$(8,401)	$(56,243)	$(16,688)
Accretion of redeemable preferred membership interest	(2,101)	(1,929)	(4,202)	(3,858)

Net loss attributable to common members	$(19,674)	$(10,330)	$(60,445)	$(20,546)

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Wise Metals Group LLC

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$688	$234
Broker deposits	264	1,233
Accounts receivable, less allowance for doubtful accounts ($2,284 in 2009 and $2,793 in 2008)	80,289	72,430
Inventories	285,527	199,895
Fair value of contracts under SFAS 133	629	1,141
Other current assets	6,034	6,193

Total current assets	373,431	281,126
Non-current assets:
Property and equipment, net	100,572	103,519
Other assets	7,687	8,410
Goodwill	283	283

Total non-current assets	108,542	112,212

Total assets	$481,973	$393,338

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$311,548	$196,278
Current portion of long-term debt and capital lease obligations	27,274	4,286
Borrowings under revolving credit facility, net of discount ($402 in 2009 and $654 in 2008)	196,786	167,765
Fair value of contracts under SFAS 133	176	341
Accrued expenses, payroll and other	18,975	16,633

Total current liabilities	554,759	385,303
Non-current liabilities:
Term loans and capital lease obligations, less current portion	1,933	26,617
Senior notes	150,000	150,000
Accrued pension and other post retirement obligations	13,521	13,521
Other liabilities	1,279	1,173

Total non-current liabilities	166,733	191,311
Redeemable preferred membership interest (liquidation preference of $88,688 as of June 30, 2009)	87,875	83,673
Members’ deficit
Members’ deficit	(316,197)	(255,752)
Accumulated other comprehensive deficit	(11,197)	(11,197)

Total members’ deficit	(327,394)	(266,949)

Total liabilities, redeemable preferred membership interest, and members’ deficit	$481,973	$393,338

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Wise Metals Group LLC

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six months ended June 30,
	2009	2008
Cash flows from operating activities
Net loss	$(56,243)	$(16,688)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,625	7,052
Amortization of deferred financing fees	1,252	1,066
Recognition of unrealized actuarial gain from other post retirement benefits	—	(3,178)
LIFO provision	—	17,500
Employee retirement benefits	1,454	(1,548)
Unrealized losses on derivative instruments	1,240	4,223
Changes in operating assets and liabilities:
Broker deposits	969	(94)
Accounts receivable	(7,859)	(87,505)
Inventories	(85,632)	(79,092)
Other current assets	159	(3,300)
Accounts payable	115,270	79,315
Accrued expenses, payroll and other	(428)	(2,090)

Net cash used in operating activities	(22,193)	(84,339)
Cash flows from investing activities
Purchase of equipment	(4,678)	(9,522)

Net cash used in investing activities	(4,678)	(9,522)
Cash flows from financing activities
Net issuance of short-term borrowings	29,021	91,836
Proceeds from sale-financing transaction	—	4,000
Payments on long-term obligations	(1,696)	(1,702)

Net cash provided by financing activities	27,325	94,134

Net increase in cash and cash equivalents	454	273
Cash and cash equivalents at beginning of period	234	1,447

Cash and cash equivalents at end of period	$688	$1,720

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA (defined in the revolving credit agreement as earnings before income taxes, interest expense and fees, net, and depreciation and amortization, adjusted to exclude early extinguishment of debt, income from affiliate, nonrecurring charges, severance charges and credits, LIFO adjustments, cumulative effect of change in accounting principle and mark-to-market adjustment for contracts under SFAS No. 133). Additionally, the Company reports inventory values assuming a lower of FIFO cost or market basis to determine liquidity under the Company’s revolving loan agreement. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net loss as well as a reconciliation to net cash used in operating activities are set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Net loss	$(17,573)	$(8,401)	$(56,243)	$(16,688)
Interest expense and fees	8,899	9,587	17,284	18,333
Depreciation and amortization	3,765	3,598	7,625	7,052
LIFO Adjustment	—	10,000	—	17,500
Unrealized loss on derivative instruments	33	6	1,240	4,223

Adjusted EBITDA	$(4,876)	$14,790	$(30,094)	$30,420
LCM impact	1,358	—	23,048	—

Adjusted EBITDA with LCM impact	(3,518)	14,790	(7,046)	30,420

Reconciliation of Net Cash Used in Operating Activities to Adjusted EBITDA

	Six months ended June 30,
	2009	2008
Net cash used in operating activities	(22,193)	(84,339)
Changes in working capital items and other	(2,137)	96,426
Interest expense and fees	17,284	18,333

Adjusted EBITDA with LCM impact	$(7,046)	$30,420

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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